Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-170485

August 9, 2011

Tudou Holdings Limited

Tudou Holdings Limited, or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611(calling these numbers is not toll-free outside the United States). You may also access the Company’s most recent preliminary prospectus dated August 9, 2011, which is included in Amendment No. 8 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on August  9, 2011, by visiting EDGAR on the SEC website at: http://www.sec.gov/Archives/edgar/data/1499599/000119312511216390/df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated August 4, 2011. All references to page numbers are to page numbers in Amendment No. 7 to the Company’s registration statement on Form F-1 as filed via EDGAR with the SEC on August 4, 2011.

1. The following replaces the table under the subsection entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain Accounting Policies and Estimates—Share-based Compensation” on page 84.

Grant Date	Number of Options Granted	Exercise Price (US$)	Fair Value of the Options as of the Grant Date (US$)	Fair Value of Underlying Ordinary Shares as of the Grant Date (US$)	Type of Valuation	Intrinsic Value (US$)(1)
February 28, 2006	1,190,000	0.001	0.03	0.03	Retrospective	7.25
June 6, 2006	355,000	0.10	0.43	0.49	Retrospective	7.15
October 11, 2006	134,400	0.30	0.35	0.50	Retrospective	6.95
March 20, 2007	179,200	0.30	0.26	0.51	Retrospective	6.95
April 13, 2007	207,200	1.40	0.30	0.77	Retrospective	5.85
July 27, 2007	28,800	1.40	0.35	0.86	Retrospective	5.85
October 19, 2007	57,600	1.40	0.30	0.87	Retrospective	5.85
January 25, 2008	1,218,400	1.40	0.55	1.29	Retrospective	5.85
April 29, 2008	394,000	1.40	0.69	1.50	Retrospective	5.85
July 30, 2008	354,800	1.40	0.67	1.50	Retrospective	5.85
August 15, 2008	528,750	1.40	0.65	1.49	Retrospective	5.85
August 20, 2008	1,410,000	1.40	0.65	1.49	Retrospective	5.85
October 30, 2008	390,400	1.40	0.71	1.50	Retrospective	5.85
January 21, 2009	186,800	1.40	0.92	1.82	Retrospective	5.85
April 22, 2009	30,400	1.40	0.93	1.82	Retrospective	5.85
July 23, 2009	209,800	1.40	0.94	1.82	Retrospective	5.85
October 29, 2009	281,600	1.40	0.92	1.82	Retrospective	5.85
February 10, 2010	513,000	2.8	0.20	1.20	Retrospective	4.45
May 12, 2010	309,200	2.8	0.25	1.40	Retrospective	4.45
July 29, 2010	907,500	2.7	0.23	1.37	Contemporaneous	4.55
January 26, 2011	1,755,300	4.95	1.64	4.96	Retrospective	2.30

(1)	Intrinsic value is determined based on the difference between the estimated initial public offering price of US$29.00 per ADS, being the mid-point of the initial offering price range shown on the cover page of this prospectus, and the exercise price of options.

Based on the per share price equivalent to the mid-point of the estimated initial public offering price range, which is US$7.25 per ordinary share, the outstanding share options as of March 31, 2011 would have an aggregate intrinsic value of US$45.1 million.